Exhibit 99.2

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Reconciliation of Non-GAAP measure:
(in millions)

Net income	$13.3	$32.8	$19.0	$32.8
Income tax provision	37.8	20.1	41.0	20.1
Interest expense, net	28.3	19.1	53.9	34.1
Loss on early extinguishment of debt	—	—	—	6.1
Depreciation and amortization	15.1	13.3	30.9	25.4

Earnings before interest, taxes, depreciation and amortization (EBITDA)	94.5	85.3	144.8	118.5

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	—	—	—	16.4
Reorganization and acquisition- related integration costs	5.6	5.9	15.0	8.8
Non-cash compensation costs	4.3	—	9.7	—
Inventory write-offs	—	—	0.3	—
Duplicative administrative costs	0.9	—	1.8	—

As Adjusted EBITDA	$105.3	$91.2	$171.6	$143.7